                                                                   Exhibit 99.1


AT THE COMPANY                                AT FINANCIAL DYNAMICS
--------------                                ---------------------
John Wille - Vice President & CFO             Cara O'Brien/Melissa Myron -
201-337-9000                                  General Information 212-850-5600


FOR IMMEDIATE RELEASE
---------------------


         RUSS BERRIE AND COMPANY, INC. DELAYS FILING OF 2005 FORM 10-K
         -------------------------------------------------------------

Oakland, N.J. - March 31, 2006 - Russ Berrie and Company, Inc. (NYSE: RUS) today announced it will require additional time to file its Annual Report on Form 10-K for the year ended December 31, 2005 ("2005 10-K") as a result of delays in compiling certain required information. The Company previously filed a Form 12b-25 with the Securities and Exchange Commission extending the deadline for filing its 2005 10-K until March 31, 2006. The Company now anticipates that it will file the 2005 10-K on or before April 7, 2006.

Russ Berrie and Company, Inc. (RUSS), a leader in the gift industry (and its wholly-owned subsidiaries), designs, develops, and distributes a variety of innovative gift, infant and juvenile products to specialty and mass market retailers worldwide. Known for its teddy bears and other plush animals, the Company's gift and juvenile lines are comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones
in their lives.   Founded in 1963 by the late Russ Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" or "would". The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, the Company's ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People's Republic of China ("PRC") authorities with respect to the Company's PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company's computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, the ability to integrate new business ventures, the ability to meet covenants in Financing Agreement and other factors.


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